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Exhibit 23.1

ACCOUNTANTS' CONSENT

The Board of Directors
Cyanotech Corporation:

        We consent to incorporation by reference in Registration Statement Nos. 33-63789, 33-55310 and 333-42484 on Form S-8 and 333-42486 on Form S-3 of Cyanotech Corporation of our report dated May 1, 2002, except as to notes 5, 8, and 15, which are as of June 17, 2002, relating to the consolidated balance sheets of Cyanotech Corporation and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended March 31, 2002, which report is incorporated by reference in the 2002 annual report on Form 10-K of Cyanotech Corporation. We also consent to incorporation by reference of our report dated May 1, 2002 relating to the financial statement schedule of Cyanotech Corporation and subsidiaries in the aforementioned 2002 annual report on Form 10-K, which report is included in said Form 10-K.

        Our report dated May 1, 2002, except as to notes 5, 8, and 15, which are as of June 17, 2002, relating to the consolidated financial statements of Cyanotech Corporation and subsidiaries and our report dated May 1, 2002, relating to the financial statement schedule of Cyanotech Corporation and subsidiaries contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited sources of additional liquidity to enable it to sufficiently liquidate its debts, including convertible debentures of $1,238,000 due on October 31, 2002, as they be come due, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Honolulu, Hawaii
June 27, 2002

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  Exhibit 23.1
ACCOUNTANTS' CONSENT